Exhibit 14(2)

1701 Market Street	Morgan, Lewis
Philadelphia, PA 19103-2921	& Bockius LLP
215.963.5000	Counselors at Law
Fax: 215.963.5001
August 12, 2009
Laudus Trust
211 Main Street
San Francisco, CA 94105

Re:	Registration Statement filed on Form N-14 under the Securities Act of 1933
We hereby consent to the references to our Firm in the Registration Statement filed on Form N-14 under the Prospectus/Proxy Statement headings “Information about the Reorganization — Material Features of the Plan” and “Information about the Reorganization — Federal Income Tax Consequences.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Morgan, Lewis and Bockius LLP